Exhibit 3.68

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:23 PM 02/21/2003 030112976 – 2034136

CERTIFICATE OF MERGER

CRC Merger Corp., a Delaware corporation

with and into

Comprehensive Addiction Programs, Inc., a Delaware corporation

(filed pursuant to §251 of the General Corporation Law of Delaware)

Comprehensive Addiction Programs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby CERTIFY:

1. That the name and state of organization of each of the constituent entities of the merger is as follows:

Name	Jurisdiction
CRC Merger Corp.	Delaware corporation
Comprehensive Addiction Programs, Inc.	Delaware corporation

2. That an Agreement and Plan of Reorganization by and among CRC Health Corporation, CRC Merger Corp., the Corporation and Sprout Growth, L.P. (the “Merger Agreement”) providing for the merger of CRC Merger Corp. with and into the Corporation has been approved, adopted, certified, executed and acknowledged by each of the foregoing entities in accordance with §251 of the General Corporation Law of Delaware.

3. That the name of the surviving entity is Comprehensive Addiction Programs, Inc. (the “Surviving Corporation”).

4. The merger shall be effective upon the filing and acceptance of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

5. The executed Merger Agreement is on file at the principal place of business of the Corporation during regular business hours, such address being 105 N. Bascom Avenue, Second Floor, San Jose, CA 95128. A copy of such Merger Agreement will be furnished on request to any stockholder of either constituent corporation at no cost.

6. Upon the effectiveness of the merger, then in accordance with the provisions of the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form attached hereto as Attachment A.

IN WITNESS WHEREOF, Comprehensive Addiction Programs, Inc. has caused this Certificate to be executed as of the 21st of February, 2003.

COMPREHENSIVE ADDICTION PROGRAMS, INC.
a Delaware corporation

By:	/s/ Jerome E. Rhodes

Name:	Jerome E. Rhodes
Title:	Chief Executive Officer

Attachment A

RESTATED CERTIFICATE OF INCORPORATION

OF

COMPREHENSIVE ADDICTION PROGRAMS, INC.

FIRST: The name of the corporation is:

Comprehensive Addiction Programs, Inc.

SECOND: The address of its registered office in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.0001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 1,000.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

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